Exhibit 10.4

June 26, 2024

Joseph Risico Delivered by e-mail

Dear Joe:

This letter agreement (this “Agreement”) confirms the understanding that you and Aterian, Inc. (the “Company”) have reached concerning you transitioning from a full-time employee and officer of the Company to a part-time consultant with such consultancy to end no later than three

(3) months after the Employment Termination Date (as defined below).

1.    Cessation of Employment.You resigned from your employment with the Company on June 25, 2024 (“Employment Termination Date”).

(a)    Execution and Effectiveness. For this Agreement to become effective, you must deliver a signed copy of this Agreement to Arturo Rodriguez, the Company’s Chief Executive Officer and Chief Financial Officer (the “CEO”), no later than 5:00 p.m. Eastern Time on June 26, 2024. You may deliver the signed copy to the CEO by overnight delivery or by e-mail. This Agreement shall become effective as of the date you deliver a signed copy to the CEO.

(b)    Termination as Employee, Officer, Member of the Board, and all Other Positions of Directors. By signing this Agreement, you acknowledge and agree that you ceased to be, and resigned as, an officer, director, or any other position that you held with the Company and its affiliates as of the Employment Termination Date. You have informed the Company that your resignation from the Board and as an employee of the Company is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Notwithstanding the foregoing, you agree to promptly sign and deliver any documentation reasonably requested by the Company to evidence or effectuate such resignations.

(c)    Employee Benefits. Your participation in all employee benefit plans, arrangements, perquisites or payments of the Company will cease as of the Employment Termination Date, after which you may be able to continue coverage under group health plans to the extent permitted under the federal Consolidated Omnibus Budget Reconciliation Act of 1985 and similar state laws, other than with respect to any equity awards that you hold, which will continue to vest during your consultancy pursuant to Section 2 below, and you agree that any other equity awards that remain unvested as of the Expiration Date (as defined below), will terminate without compensation therefor.

(d)    No Additional Claim for Compensation or Benefits. You acknowledge and agree that you have received all compensation, including but not limited to base salary, severance, salary continuation, change in control benefits, paid time off and incentive compensation, and employee benefits due to you for services rendered before and as of the Employment Termination Date. You represent that you have no unsubmitted business expenses and, nor for any employment benefits, with respect to the period of your employment with the Company or any of its affiliates on, before, or after the Employment Termination Date.

2.    Post-Termination Consulting Services. In consideration for your execution of this Agreement, the Company is entering into the consulting arrangement described below effective as of the Employment Termination Date and you acknowledge and agree that:

(a)    You will provide to the Company and its affiliates consulting services after your Employment Termination Date with respect to such projects as requested by the CEO, in his sole discretion (such services, the “Consulting Services”), consistent with your prior role with the Company (but including, such services as may be necessary to transition your prior duties and responsibilities) and you shall not perform any services for the Company that were not approved by the CEO.

(b)    The Consulting Services are being provided by you as an independent contractor and not as an employee of the Company or any of its affiliates; you are not and will not be an agent of the Company or its affiliates; and, as of the Employment Termination Date, you have no authority to make any representation, contract, or commitment on behalf of the Company or its affiliates or otherwise bind the Company or any of its affiliates and will not attempt to do so.

(c)    You will have exclusive control over the means, manner, and methods by which the Consulting Services are performed, and you will provide all equipment, supplies, and materials at your own expense in performing the Consulting Services; provided, however, the Company shall reimburse you for reasonable third party documented out of pocket costs directly associated with your performance of the Consulting Services to the extent approved by the Chief Executive Officer in advance. Furthermore, you shall be permitted to retain your Company issued laptop computer, subject to you making the laptop available upon the termination of Consulting Services (or earlier if the Company so requests) for customary IT procedures (such as, for example, a remote clean-up).

(d)    You agree that you will perform the Consulting Services to the best of your ability in a professional manner consistent with the highest industry standards and the undivided duty of loyalty you owe to the Company and its affiliates; in accordance with the highest standard of care with regard to such Consulting Services; and in accordance with all federal, state and local laws, rules and regulations which relate to or govern the activities contemplated by this Agreement.

(e)    Your exclusive compensation for the Consulting Services shall consist of the following: (i) a monthly fee of $43,333.33, payable on each of the first three monthly anniversaries of the Employment Termination Date (with such fee prorated for any partial months of service), (ii) if you validly elect to continue your medical benefits under applicable (COBRA) and provide written notice to the Company of such election within 5 business days of making the election, the Company will directly pay your COBRA payments for up to 6 months or, if earlier, the date you become eligible for medical benefits from a subsequent employer (you agree to notify the Company upon you becoming eligible for medical benefits from a subsequent employer), (iii) continued vesting of your outstanding equity compensation (Company restricted stock) for the period of your consultancy (34,636 shares assuming your consultancy continues through September 13, 2024, with 8,360 of those shares vesting on September 11, 2024 and 26,276 of those shares vesting on September 13, 2024), and (iv) subject to your continued performance of Consulting Services through September 24, 2024, your continued compliance with your obligations to the Company, and subject to your second re-execution of this Agreement as described in Section 3(e) below, effective no earlier than December 25, 2024 and no later than

December 31, 2024, an additional 30,364 unvested shares of the Company’s common stock, representing 8,361 shares that would have vested on December 11, 2024, 6,569 shares that would have vested on December 13, 2024, 6,420 shares that would have vested on March 11, 2025, 8,510 shares that would have vested on March 13, 2025 and 504 shares that would have vested on June 11, 2025 had you continued to provide service to the Company through such dates (subject to adjustment for stock splits and other changes in capitalization as described in Section 9(a) of the Company’s Amended and Restated 2018 Equity Incentive Plan) that are subject to your outstanding restricted stock awards will vest.

(f)    You understand and agree that, for the period you provide Consulting Services, the Company is not classifying you as its employee and, therefore, you will not be entitled to any of the benefits or rights that the Company or its affiliates provides to individuals they classify as employees, including such things as seniority, vacations, paid holidays, bonuses, retirement benefits, health benefits or equity-related benefits. The Company has not offered you any such benefits or rights as an employee with respect to your Consulting Services, and you agree that the consulting fee is based on the understanding that you will not receive any benefits from the Company or its affiliates and that you would be unjustly enriched, were you to receive any such benefits. You therefore agree not to assert any claim against the Company or any of its affiliates or entity for or with respect to such benefits.

(g)    The date on which the Consulting Services expire or are otherwise terminated is referred to as the “Expiration Date.” This Consulting Services shall automatically terminate on September 24, 2024, unless you and the Company agree in writing prior to such date to extend the Consulting Services under the terms of this Agreement prior to such date in which case the new expiration date shall thereafter be referred to as the Expiration Date. Notwithstanding anything to the contrary contained in this Agreement, you may terminate the Consulting Services at any time upon written notice to the Company, and the Company may terminate the Consulting Services at any time but only for Cause (as defined in your May 14, 2018 offer letter, as amended on September 13, 2023).

3.	Release of Claims.

(a)    Waiver and Release. In consideration of the Company entering into this Agreement and agreeing to the terms of the consultancy described above, you, for yourself personally and your representatives, heirs, executors, administrators, successors and assigns, fully, irrevocably and unconditionally release all known and unknown claims, promises, causes of action, or similar rights of any type that you may have (“Claims”) with respect to the Company, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors (the “Released Parties”). You understand that Claims released under this Release may arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines). For example, you are releasing all common law contract, tort, or other claims that you might have, as well as all claims you might have under the Worker Adjustment & Retraining Notification Act (WARN Act), the Family and Medical Leave Act (FMLA), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), and any similar domestic or foreign laws, such as the New York State and City Human Rights Laws and the New York Labor Law. However, and notwithstanding the foregoing, you are not releasing claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights to benefits under ERISA-covered employee benefit plans as applicable on the Employment Termination Date that (other than already-denied benefits),

(iii) that may arise after the Employment Termination Date, (iv) for any right you have to be indemnified by the Company or its affiliates, (v) pursuant to the Age Discrimination in Employment Act (ADEA), (vi) arising pursuant to this Agreement, or (vii) that you cannot release pursuant to applicable law.

(b)    Waiver of Unknown Claims. You intend to fully waive and release all Claims against the Released Parties, and therefore, you expressly understand and hereby agree that the release is intended to cover, and does cover, not only all known injuries, losses or damages, but any injuries, losses or damages that you do not now know about or anticipate, but that might later develop or be discovered, including the effects and consequences of those injuries, losses or damages.

(c)    No Actions. You affirm and warrant that you have not filed, initiated or caused to be filed or initiated any charge, suit, complaint, grievance, action or cause of action against the Company or any of the other Released Parties.

(d)    No Assignment of Claims. You affirm and warrant that you have made no assignment of any right or interest in any Claim that you may have against any of the Released Parties.

(e)    Second Re-Execution Following Expiration Date. Provided that you render Consulting Services through September 24, 2024, you agree to execute this Agreement a second time after the termination of the Consulting Services but no earlier than December 25, 2024 and no later than December 31, 2024, pursuant to which Claims waived pursuant to Section 3(a) will also include any Claims through the date of re-execution and, notwithstanding clause (vi) of Section 3(a), any Claims with respect to compensation payable for the Consulting Services (other than the acceleration of vesting described in Section 2(e)(ii)).

4.    Taxes. The compensation for the Consulting Service (i.e., the cash compensation paid, and the portion of any equity vesting properly attributable to you providing the Consulting Services) will not be subject to withholding by the Company for the payment of any taxes and the Company will report amounts paid to you for the Consulting Services on a Form 1099-NEC. You shall have full responsibility for applicable taxes for all compensation paid to you pursuant to this Agreement for the Consulting Services. To the extent any equity vesting is properly attributable to your prior employment, such amounts will be reported on your 2024 Form W-2 and you agree to make arrangements satisfactory to the Company to satisfy applicable withholding.

5.    Proprietary Information. You acknowledge and agree that you remain subject to your obligations under your existing Proprietary Information and Inventions Assignment Agreement, effective as of May 14, 2018 (the “Employee Confidentiality Agreement”) with respect to the Company’s confidential information and intellectual property, as well as the restrictive covenants set forth therein, and that the Term, as specified therein, includes the period during which you are providing the Consulting Services.

6.    Non-Disparagement. You, in addition to any other similar obligations to the Company that you have, shall not disparage or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders, or employees, either publicly or privately. The Company shall not, in any authorized corporate communication, disparage or defame you. Notwithstanding anything in this Section to the contrary, in no event shall you or the Company be prohibited from providing truthful testimony in connection with a legal proceeding or governmental investigation. In addition, nothing in this Agreement shall prohibit you or the Company from reporting a suspected violation of law to the appropriate governmental agency or authority.

7.    Non-Admission. You understand and agree that this Agreement, and the consideration for the Consulting Services set forth in Section 2, does not constitute an admission by the Company of any wrongdoing, including, but not limited to, a violation of statute, law, or regulation, or breach of an express or implied contract.

8.    Notices and Representations. You represent and agree that you have read this Agreement and you knowingly and voluntarily enter into this Agreement. Furthermore, you have been informed by the Company and understand and agree as follows:

(a)    You understand the terms of this Agreement, you are signing voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.

(b)    The Company would not have agreed to pay you payments or benefits in connection with this Agreement but for the representations and covenants you made by signing it.

(c)    You have not suffered any job-related wrongs or injuries, such as any type of discrimination and you have no occupational diseases. You have been paid all compensation, benefits, and other amounts that the Company or any of its affiliates owed you. You have submitted a request for reimbursement for all amounts that you are entitled to receive reimbursement from the Company and its affiliates. You understand that the Company in the future may improve employee benefits or pay. You understand that your former job may be refilled.

(d)    If initially you did not think any representation made in this Agreement was true or if initially you felt uncomfortable in making it, you have resolved all your doubts and concerns before signing this Agreement. You have carefully read this Agreement, you fully understand what it means, you are entering into it knowingly and voluntarily, and all your representations in it are true.

(e)    You acknowledge that: (i) you have been advised to consult with an attorney regarding this Agreement, including, without limitation, the release of Claims in Section 3; (ii) you have carefully read and understand all of the provisions the Agreement; and (iii) you are knowingly and voluntarily waiving the Claims described in Section 3 in consideration of the right to receive the compensation for Consulting Services to be provided pursuant to Section 2.

9.    Entire Agreement. This Agreement sets forth the entire agreement between you and the Company relating to the subject matter and supersedes any and all prior agreements, representations, or understandings of the parties with respect to the subject matter hereof to the extent any such agreement, representation, or understanding would result in any liability or obligation of the Company or any of its affiliates, except that all of your obligations under the Employee Confidentiality Agreement shall also continue to apply. You acknowledge that you have not relied on any representations, promises or agreements of any kind in connection with your decision to accept this Agreement. This Agreement may only be modified in a writing signed by both you and the Company. No waiver of any provision of this Agreement shall be binding unless in writing and signed by the waiving party.

10.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. The exchange of copies of this Agreement and signature pages by facsimile transmission, by electronic mail in portable document format (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

11.    Severability. If any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement, and the remainder of this Agreement shall be enforced as if such invalid, illegal, or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

12.    No Assignment; Successors. The Company may assign this Agreement to any successor to all or part of its assets or business without your consent. Except as specifically provided in this Agreement, no party may assign this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each party’s successors, permitted assignees, heirs, executors, administrators, and legal representatives.

13.    Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

14.    Headings. The headings in this Agreement are solely for the convenience of reference and shall not affect its meaning or interpretation.

15.    Governing Law/Interpretation; Venue. This Agreement shall be deemed to have been made within the State of New York, and, to the extent federal law does not apply, shall be interpreted and construed and enforced in accordance with the internal laws (and not the conflicts of law rules) of such State and before the state or federal courts of competent jurisdiction in such State. The parties expressly consent to personal jurisdiction and venue in the state and federal courts for New York County, New York, for any lawsuit filed there against one party against the other arising from or related to this Agreement.

16.    Survivability.The provisions of Sections 3 through 16 shall survive the termination or expiration of this Agreement.

Sincerely, Aterian, Inc.

By:

          Arturo Rodriguez

Its:  Chief Executive Officer and Chief Financial Officer

Your signature below acknowledges that you knowingly and voluntarily agree to all of the terms and conditions contained in this Agreement.

   FIRST EXECUTION

Joseph Risico

Date: 6/26/2024

SECOND EXECUTION

Joseph Risico

Date: